                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                              (Amendment No. 1)*

                    Dean Witter Realty Yield Plus II, L.P.
                               (Name of Issuer)

                     Units of Limited Partnership Interest
                        (Title of Class of Securities)

                                  242 41L 201
                                (CUSIP Number)

                               December 31, 2000
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 2 of 12 Pages

  CUSIP No. 242 41L 201

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Madison Avenue Investment Partners, LLC
      13-3959673
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          8,659 Units of Limited Partnership Interest
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             8,659 Units of Limited Partnership Interest
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          8,659 Units of Limited Partnership Interest
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          8,659 Units of Limited Partnership Interest
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9.
      8,659 Units of Limited Partnership Interest
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11.

      5.0005%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
12.
      OO
------------------------------------------------------------------------------

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Page 3 of 12 Pages

CUSIP No.  242 41L 201

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      First Equity Realty, LLC
      13-3827931
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4.

      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             8,709 Units of Limited Partnership Interest
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          8,709 Units of Limited Partnership Interest
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9.
      8,709 Units of Limited Partnership Interest
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11.

      5.03%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
12.
      OO
------------------------------------------------------------------------------

Page 4 of 12 Pages

CUSIP No.  242 41L 201

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      The Harmony Group II, LLC
      13-3959664
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             8,709 Units of Limited Partnership Interest
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          8,709 Units of Limited Partnership Interest
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9.
      8,709 Units of Limited Partnership Interest
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11.

      5.03%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
12.
      OO
------------------------------------------------------------------------------

                                 SCHEDULE 13G

------------------------------                    ----------------------------
  CUSIP NO.  242 41L 201                              Page 5 of 12 Pages
------------------------------                    ----------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Ronald M. Dickerman
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             8,709 Units of Limited Partnership Interest
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          8,709 Units of Limited Partnership Interest
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      8,709 Units of Limited Partnership Interest
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11.

      5.03%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13G

------------------------------                    ----------------------------
  CUSIP NO.  242 41L 201                              Page 6 of 12 Pages
------------------------------                    ----------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Bryan E. Gordan
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.
 2.
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             8,709 Units of Limited Partnership Interest
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          8,709 Units of Limited Partnership Interest
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      8,709 Units of Limited Partnership Interest
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11.

      5.03%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

Page 7 of 12 Pages

ITEM 1(A) NAME OF ISSUER:

The name of the Issuer is Dean Witter Realty Yield Plus II, L.P. (the "Issuer").

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

The address of the Issuer's principal executive offices is 2 World Trade Center, New York, New York 10048.

ITEM 2(A) NAME OF PERSONS FILING:

The names of the persons filing this Amendment 1 to Schedule 13G are Madison Avenue Investment Partners, LLC, a Delaware limited liability company ("MAIP"), First Equity Realty, LLC, a New York limited liability company ("First Equity"), The Harmony Group II, LLC, a Delaware limited liability company ("Harmony Group"), Ronald M. Dickerman and Bryan E. Gordon (collectively, the "Reporting Persons"). MAIP is the controlling person of various entities which are the nominee owners of, or the successors by merger to the assets of nominee owners of, Units of Limited Partnership Interest (the "Units") of the Issuer. These nominees, none of which beneficially own 5% or more of the Units, are ISA Partnership Liquidity Investors, Madison/AG Partnership Value Partners I, Gramercy Park Investments, LP, Madison Liquidity Investors 100, LLC and Madison Liquidity Investors 103, LLC. Madison Liquidity Investors 104, LLC, a Delaware limited liability company ("Madison Liquidity"), is the nominee owner of approximately .03% of the Units. Madison Liquidity is controlled by Madison/OHI Liquidity Investors, LLC, a Delaware limited liability company ("Madison/OHI").

The controlling members of MAIP and Madison/OHI are Harmony Group, of which Bryan E. Gordon is the Managing Member, and First Equity, of which Ronald M. Dickerman is the Managing Member.


ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The business address of MAIP, Harmony Group and Mr. Gordon is P.O.
Box 7533, Incline Village, Nevada 89452. The business address of First Equity and Mr. Dickerman is 410 Park Avenue, Suite 540, New York, New York 10022.

Page 8 of 12 Pages

ITEM 2(C) CITIZENSHIP:

See Item 2(A) above. Each of Mr. Dickerman and Mr. Gordon is a citizen of the United States of America.

ITEM 2(D)  TITLE OF CLASS OF SECURITIES:

The title of the class of securities to which this Schedule relates is Units of Limited Partnership Interest.

ITEM 2(E)  CUSIP NUMBER:  242 41L 201

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A:

(a)  [_]  Broker or dealer registered under Section 15 of the Act.

(b)  [_]  Bank as defined in Section 3(a)(6) of the Act.

(c)  [_]  Insurance company defined in Section 3(a)(19) of the Act.

(d) [_] Investment company registered under Section 8 of the Investment Company Act.

(e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

(j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

Aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a) Amount Beneficially Owned: The Reporting Persons beneficially own an aggregate of 8,709 Units.

Page 9 of 12 Pages

(b) Percent of Class: The Reporting Persons beneficially own 5.03% of the issued and outstanding Units.

(c)  Number of shares as to which such persons have:

     (i)   Sole power to vote or to direct the vote: 8,709 Units

     (ii)  Shared power to vote or to direct the vote: 8,709 Units

     (iii) Sole power to dispose or to direct the disposition of:  8,709 Units

     (iv)  Shared power to dispose or to direct the disposition of: 8,709 Units

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

See Item 2(A) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

See Item 2(A) above. In accordance with Rule 13d-1(k), the Reporting Persons have executed a Joint Filing Agreement annexed hereto as Exhibit A.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

Page 10 of 12 Pages

ITEM 10. CERTIFICATIONS.

By signing below, the undersigned hereby certify that, to the best of their respective knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 11 of 12 Pages

SIGNATURE

After reasonable inquiry and to the best of their respective knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated:  February 14, 2001

MADISON AVENUE INVESTMENT PARTNERS, LLC
BY: FIRST EQUITY REALTY, LLC (MEMBER)

By: /s/ Ronald M. Dickerman
    -----------------------
    Ronald M. Dickerman, Managing Director

FIRST EQUITY REALTY, LLC

By: /s/ Ronald M. Dickerman
    -----------------------
    Ronald M. Dickerman, Managing Director

THE HARMONY GROUP II, LLC

By: /s/ Bryan E. Gordon
    -------------------
    Bryan E. Gordon, Managing Director

/s/ Ronald M. Dickerman
-----------------------
Ronald M. Dickerman

/s/ Bryan E. Gordon
-------------------
Bryan E. Gordon

Page 12 of 12 Pages


                                   Exhibit A

                            JOINT FILING AGREEMENT

The undersigned hereby agree that this Amendment 1 to Schedule 13G with respect to the Units of Limited Partnership Interest of Dean Witter Realty Yield Plus II, LP, dated February 14, 2001 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  February 14, 2001

MADISON AVENUE INVESTMENT PARTNERS, LLC
BY:  FIRST EQUITY REALTY, LLC (MEMBER)

By:  /s/ Ronald M. Dickerman
     -----------------------
     Ronald M. Dickerman, Managing Director

FIRST EQUITY REALTY, LLC

By:  /s/ Ronald M. Dickerman
     -----------------------
     Ronald M. Dickerman, Managing Director

THE HARMONY GROUP II, LLC

By:  /s/ Bryan E. Gordon
     -------------------
     Bryan E. Gordon, Managing Director

/s/  Ronald M. Dickerman
------------------------
Ronald M. Dickerman

/s/  Bryan E. Gordon
--------------------
Bryan E. Gordon